Exhibit 99.1

WHITEWAVE FOODS REPORTS STRONG THIRD QUARTER 2013 RESULTS

➢     Adjusted Diluted Earnings per Share Increases 21% to $0.19

➢     Adjusted Net Sales Increases 10% to $639 Million on Volume Growth in Both North America & Europe

➢     Adjusted Operating Income Grows 19%

➢     Q4 2013 Adjusted Diluted Earnings per Share Guidance of $0.19 to $0.20

➢     Raises Lower End of Full Year 2013 Guidance Range, Now Expects Adjusted Diluted Earnings Per Share of $0.71 to $0.72

Denver, CO – November 7, 2013 – The WhiteWave Foods Company (the “Company”) (NYSE: WWAV) today reported strong third quarter 2013 results.

Financial Summary:	Three Months Ended September 30,
In millions, except EPS	2013	2012	% Change
Net Sales
GAAP	$639	$575	+11%
Adjusted	$639	$581	+10%
Operating Income
GAAP	$42	$43	-3%
Adjusted	$54	$46	+19%
Net Income
GAAP	$24	$26	-8%
Adjusted	$34	$28	+23%
Diluted Earnings per Share (EPS)
GAAP	$0.14	$0.18	-21%
Adjusted	$0.19	$0.16	+21%
Diluted Shares Outstanding
GAAP	175	150
Adjusted	175	173

For the third quarter of 2013, the Company reported adjusted diluted earnings per share of $0.19, a 21 percent increase compared to third quarter 2012. Net sales for the third quarter of 2013 were $639 million, a 10 percent increase from adjusted net sales of $581 million in the third quarter of 2012, driven primarily by continued volume growth across the Company’s North America and Europe segments. Adjusted operating income for the third quarter of 2013 totaled $54 million, representing an increase of 19 percent compared to $46 million in the third quarter of 2012, even as the Company continues to experience higher supply chain costs.

“As we mark our one year anniversary as a stand-alone, public company, I am very pleased with our progress and performance,” said Gregg Engles, Chairman and Chief Executive Officer of WhiteWave. “Our third quarter results – reflecting strong organic, profitable revenue growth across our businesses – demonstrate that we are maintaining our momentum and delivering on our objectives. Of course, we recognize that we must continue to stay focused on driving results while innovating and exploring new opportunities. WhiteWave has a bright future and we intend to play a significant role in changing the way the world eats for the better.”

BASIS OF PRESENTATION

Financial results for 2012 are presented on a pro forma adjusted basis and financial results for 2013 are presented on an adjusted basis. North America segment financial results for 2013 are adjusted for the reclassification of an asset as held for sale and a related non-cash charge to reflect the estimated fair value. All other 2013 adjustments relate to Corporate and other items. Europe segments results are not adjusted. See reconciliations at the end of this release for further details.

NORTH AMERICA SEGMENT

The Company’s North America segment is comprised of three platforms: Plant-based Foods and Beverages, Premium Dairy, and Coffee Creamers and Beverages. In the third quarter of 2013, net sales for the North America segment were $534 million, an 8 percent increase over the third quarter 2012, reflecting strong performance in both Plant-based Foods and Beverages and Coffee Creamers and Beverages. The growth in the North America segment continues to be driven by category expansion, increased volumes, and new product innovations. Adjusted operating income for the North America segment increased 12 percent to $59 million for the third quarter of 2013, compared to the same period in 2012.

North America Segment Third Quarter Summary
In millions	2013	2012	% Change
Net Sales	$534	$493	+8%
Adjusted Segment Operating Income	$59	$52	+12%

Plant-Based Foods & Beverages

In the North America Plant-based Foods and Beverages platform, which includes Silk® soymilk, almondmilk, and coconutmilk, net sales increased 14 percent in the third quarter of 2013 compared to the third quarter of 2012, driven primarily by continued strong growth of Silk almondmilk which grew over 60 percent during the third quarter. The overall Plant-based Foods and Beverages category remained strong with over 13 percent category growth in the third quarter of 2013. Almond’s share of the overall category continues to grow and now represents an estimated 59% of the overall plant-based foods and beverages category. WhiteWave’s Silk® brand continues to hold the #1 market positions in each of its product subcategories.

Premium Dairy

In Premium Dairy, which includes Horizon Organic® branded dairy products, volume growth drove net sales to increase 3 percent in the third quarter of 2013 compared to the third quarter of 2012. Growth was driven by Horizon Organic® brand half-gallon offerings. The growth rate in the quarter was negatively impacted by approximately 3 percentage points due to the Company’s decision to exit some private label manufacturing arrangements, and the discontinuation of a contract with a national coffee chain that is now focused on only offering its own brands within its stores. The volume associated with these two arrangements was not a material profit contributor for the Company. The organic milk category grew by 3 percent during the third quarter, and Horizon Organic® continues to hold a leading market share.

Coffee Creamers & Beverages

In Coffee Creamers and Beverages, which includes coffee creamers under the International Delight® and LAND O LAKES® brands, as well as International Delight Iced Coffee®, net sales increased 9 percent in the third quarter of 2013 compared to the third quarter of 2012, due in part to strong growth in club stores, foodservice, convenience stores and other away-from-home channels. The refrigerated flavored creamer category grew 8 percent during the third quarter, driven by continued increases in coffee consumption and coffee flavoring trends.

EUROPE SEGMENT

The Company’s Europe segment is comprised of its European Plant-based Foods and Beverages platform, which operates primarily under the Alpro® name. Net sales in the segment increased 19 percent in the third quarter of 2013 compared to the third quarter of 2012, on a reported basis; and increased 15 percent on a constant currency basis. Operating income in the segment increased 23 percent to $8 million for the third quarter of 2013, compared to the same period in 2012.

Europe Segment Third Quarter Summary
In millions	2013	2012	% Change
Net Sales	$104	$88	+19%
Segment Operating Income	$8	$6	+23%

Growth in the Europe segment was driven by continued robust volume growth of products launched in the prior year, including almond and hazelnut beverages, along with continued growth in non-dairy yogurt offerings. Volume growth in the Europe segment continues to be strongest in its core Northern European geographies.

PURSUING SALE OF IDAHO FARM

The Company announced today it is pursuing a sale of its Idaho organic dairy farm, to allow its Horizon Organic business to focus on what it does best - processing, marketing and distributing great-tasting, high-quality Horizon milk and dairy products. As a result, the Company reclassified the related assets as held for sale and recorded a $7.4 million non-cash write down to reflect the estimated fair value. The related non-cash charge is excluded from adjusted results. The Company intends to use the proceeds from any sale to reduce indebtedness and other general corporate purposes. Historically, approximately 5% of the Company’s milk supply has come from this farm. Horizon will remain steadfast in its commitment to organic dairy and focused on growing the category.

FORWARD OUTLOOK

The Company expects continued growth of its Plant-based Foods and Beverages and Coffee Creamers and Beverages platforms in the fourth quarter. Due to the impact of the private label exit and contract discontinuation, the Company anticipates sales in its Premium Dairy platform to be flat on a year over year basis in the fourth quarter. Overall the Company expects a sales growth rate in the high single digits for the fourth quarter, and consistent with previous guidance, the Company expects a high single digit growth rate for the full year 2013.

Driven by continued topline growth, management anticipates an adjusted total operating income growth rate in the mid to high-teens for the fourth quarter 2013. On a full year basis for 2013, the Company now expects an adjusted total operating income growth rate in the mid to high-teens.

The Company continues to estimate approximately $55 million in corporate costs for full year 2013, and maintains its capital expenditures forecast in a range of $150 million to $160 million for 2013. Management anticipates a tax rate of approximately 33 percent to 34 percent for the fourth quarter.

The Company expects adjusted diluted earnings of between $0.19 to $0.20 per share for the fourth quarter. For the full year 2013, the Company now anticipates adjusted diluted earnings per share of between $0.71 and $0.72.

“We are pleased with our strong third quarter results, as we were able to once again deliver EPS growth at two times our topline growth rate,” said Kelly Haecker, Executive Vice President and Chief Financial Officer. “Although we are facing some inflationary pressures, our capacity expansions projects are starting to come on line, providing greater opportunities to leverage our cost structure and expand margins over time. In short, we remain focused on continually improving our operating performance and look to close out the year with a strong fourth quarter.”

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held today, November 7, 2013, at 10:00 AM ET and may be heard live by visiting the “Investor Relations” section of the Company’s website at www.whitewave.com/investors. A slide presentation will accompany the webcast and a webcast replay will be available for approximately 45 days following the event within the Investor Relations section of the Company’s website.

EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Certain financial information in this release relates to periods prior to the Company’s initial public offering in October 2012 (the “IPO”) and the separation of our business from Dean Foods Company’s other businesses. Prior to the IPO, the Company had nominal assets and no liabilities, and had conducted no operations. In connection with the IPO, Dean Foods contributed the capital stock of its wholly-owned subsidiary WWF Operating Company (“WWF Opco”) to the Company. At the time of the contribution, WWF Opco, which is now a wholly-owned subsidiary of the Company, held substantially all of the historical assets and liabilities related to the Company’s current business. Under U.S. generally accepted accounting principles (“GAAP”), the contribution of WWF Opco to the Company was treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented the unaudited pro forma adjusted condensed consolidated financial information of the Company and WWF Opco for all periods presented.

In addition to the results prepared in accordance with GAAP, we have presented certain non-GAAP financial measures, including pro forma adjusted financial information for periods prior to 2013 and adjusted financial information for 2013, such as net sales, net income and diluted earnings per share. We show non-GAAP measures presented on a pro forma adjusted basis as if the Company had operated on an independent and stand-alone basis in all periods presented prior to 2013 in order to facilitate meaningful evaluation of our operating performance between periods. These pro forma and other adjustments in 2012 primarily relate to various commercial arrangements with Dean Foods, and its former subsidiary Morningstar, that were entered into in connection with the separation of the Company’s business from the rest of Dean Foods’ businesses; increased corporate costs to operate as a stand-alone public company; interest expense;

completion of the IPO and the use of proceeds therefrom; non-recurring transaction costs related to the Company’s IPO; and equity awards to certain of our executive officers, employees and directors made in connection with the IPO. Adjustments in 2013 include certain corporate costs associated with equity awards in conjunction with our IPO, non-recurring transaction costs related to the July 2013 offering by Dean Foods for its shares of the Company, non-recurring transition costs related to our separation from Dean Foods, and the non-cash write down related to assets held for sale. These adjustments are intended to allow investors to evaluate our business on the same basis as our management. These pro forma adjustments and other adjustments are not necessarily indicative of our future performance and the 2012 adjustments do not reflect what our actual financial performance would have been had we been a stand-alone public company during the applicable periods presented. Further detail regarding these pro forma and other adjustments is included in the tables below.

ABOUT THE WHITEWAVE FOODS COMPANY

The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded Plant-based Foods and Beverages, Coffee Creamers and Beverages, and Premium Dairy products throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® Plant-based Foods and Beverages, International Delight® and LAND O LAKES® Coffee Creamers and Beverages, and Horizon Organic® Premium Dairy products. Its popular European brands of Plant-based Foods and Beverages include Alpro® and Provamel®.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projections of net sales growth, operating income, net income and earnings per share, on an adjusted and GAAP basis, our innovation plans, our ability to expand capacity, anticipated profit growth, margin expansion, capital expenditures, tax rate and corporate costs, and other statements that begin with words such as “believe,” “expect,” “intend” or “anticipate.” These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Financial projections are based on a number of assumptions, and actual results could be materially different than projected if those assumptions are erroneous. The Company’s ability to meet targeted financial and operating results depend on a variety of economic, competitive, and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s 2012 Annual Report on Form 10-K, as supplemented and updated in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2013. The Company’s ability to profit from its branding initiatives depends on a number of factors, including consumer acceptance of the Company’s products. Our growth plans depend, in part, on our ability to innovate successfully and on a cost-effective basis. The Company’s expected operating income growth will depend in part on its ability to cost effectively expand capacity. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS

Investor Relations:	Media:
Dave Oldani	Molly Keveney
+1 (303) 635-4747	+1 (303) 635-4529

The WhiteWave Foods Company

Condensed Consolidated Statements of Operations

(Unaudited)

	GAAP
	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Net sales	$638,518	$550,507	$1,823,854	$1,601,391
Net sales to related parties	-	24,346	37,062	79,936
Transitional sales fees	-	-	1,837	-

Total net sales	638,518	574,853	1,862,753	1,681,327
Cost of sales	412,066	370,215	1,193,544	1,089,098

Gross profit	226,452	204,638	669,209	592,229
Related party license income	-	10,727	-	32,043
Operating costs and expenses:
Selling and distribution	131,548	125,551	395,833	368,408
General and administrative	45,364	46,456	139,888	121,435
Write-down of assets held for sale	7,400	-	7,400	-

Total operating expenses	184,312	172,007	543,121	489,843

Operating income	42,140	43,358	126,088	134,429
Other (income) expense:
Interest expense	4,459	990	13,920	3,600
Other (income) expense, net	4,129	97	(4,265)	780

Total other (income) expense	8,588	1,087	9,655	4,380

Income before income taxes	33,552	42,271	116,433	130,049
Income tax expense	9,259	15,979	36,932	46,066

Net income	$24,293	$26,292	$79,501	$83,983

Average common shares:
Basic	173,097,361	150,000,000	173,035,973	150,000,000
Diluted	175,203,342	150,000,000	174,149,095	150,000,000
Basic earnings per common share:
Net income	$0.14	$0.18	$0.46	$0.56
Diluted earnings per common share:
Net income	$0.14	$0.18	$0.46	$0.56

The WhiteWave Foods Company

Condensed Consolidated Balance Sheets

(Unaudited)

	GAAP
	September 30, 2013	December 31, 2012
	(In thousands)
ASSETS
Cash and cash equivalents	$87,145	$69,373
Other current assets	389,488	313,448

Total current assets	476,633	382,821
Property, plant, and equipment, net	635,781	624,642
Identifiable intangible and other assets, net	1,163,854	1,160,548

Total Assets	$2,276,268	$2,168,011

LIABILITIES AND EQUITY
Total current liabilities, excluding debt	$320,021	$307,542
Total long-term debt, including current portion	722,550	780,550
Other long-term liabilities	301,487	294,963

Total Liabilities	1,344,058	1,383,055

Total equity	932,210	784,956

Total Liabilities and Equity	$2,276,268	$2,168,011

Pro Forma Adjusted Condensed Consolidated Financial Information

The WhiteWave Foods Company (“WhiteWave”, “our”, “we”, “us”, or the “Company”) was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company (“WWF Opco”), a wholly-owned subsidiary of Dean Foods. Prior to our initial public offering, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to the contribution described below. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock.

Under U.S. generally accepted accounting principles, the contribution of WWF Opco to WhiteWave is treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented our unaudited pro forma adjusted condensed consolidated financial information of WhiteWave and WWF Opco for all periods presented.

The tables below provide certain unaudited pro forma condensed consolidated statement of operations information and certain unaudited pro forma adjusted condensed consolidated statement of operations information for the three and nine months ended September 30, 2012, which have been derived by application of pro forma adjustments to our historical financial statements for the three and nine months ended September 30, 2012 and certain other adjustments described below. The unaudited pro forma condensed consolidated statements of operations and unaudited pro forma adjusted condensed consolidated statements of operations for all periods presented give effect to our initial public offering and separation of our business from Dean Foods’ other businesses as if those transactions had occurred or had become effective as of January 1, 2012.

The adjustments below are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information and unaudited pro forma adjusted condensed financial information are for illustrative and informational purposes only and do not purport to represent what our financial position or results of operations would have been if we had operated as a stand-alone public company during the periods presented or if the transactions had actually occurred as of the dates indicated, nor do they project our financial position at any future date or our results of operations or cash flows for any future period.

The pro forma adjustments to our historical financial information reflect the following:

•	our separation from Dean Foods;
•	the incurrence of approximately $885 million in new indebtedness under our senior secured credit facilities;
•	the settlement of our historical indebtedness, including the $440.3 million allocated portion of the Dean Foods senior secured credit facility which was reflected as a contribution to our capital from Dean Foods;
•	the agreements that formalized and, in certain cases, modified ongoing commercial arrangements we have with certain current and former wholly-owned Dean Foods subsidiaries; and
•	the termination of the intellectual property license agreement with Morningstar Foods, LLC (“Morningstar”).

The additional adjustments to our historical financial information for all the periods presented reflect the incremental impact of the transitional sales agreements, stand-alone public company costs, and non-recurring transition costs, all of which are described in the notes to the tables presented.

On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party. In connection with this sale, we modified certain of the commercial agreements entered into in connection with the initial public offering between us and Morningstar. These modifications are primarily timing modifications and are not expected to have a material impact on our results of operations.

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP QTD Q3 2013	Adjustments		Adjusted QTD Q3 2013
	(In thousands, except share and per share data)
Total net sales	$ 638,518	$-		$638,518
Cost of sales	412,066	-		412,066

Gross profit	226,452	-		226,452
Related party license income	-	-		-
Operating expenses:
Selling and distribution	131,548	-		131,548
General and administrative	45,364	(4,786)	(a)	40,578
Write-down of assets held for sale	7,400	(7,400)	(b)	-

Total operating expenses	184,312	(12,186)		172,126

Operating income	42,140	12,186		54,326
Other (income) expense:
Interest expense	4,459	-		4,459
Other (income) expense, net	4,129	(4,157)	(c)	(28)

Total other (income) expense	8,588	(4,157)		4,431

Income before income taxes	33,552	16,343		49,895
Income tax expense	9,259	6,797	(d)	16,056

Net income	$24,293	$9,546		$33,839

Earnings per Share, Basic and Diluted:
Basic				$0.20	(j)
Diluted				$0.19	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic				173,097,361
Diluted				175,203,342

	GAAP QTD Q3 2013	Adjustments		Adjusted QTD Q3 2013
	(In thousands)
Income statement amounts by segment:
Total net sales
North America	$534,176	$-		$534,176
Europe	104,342	-		104,342

Total	$638,518	$-		$638,518

Operating income
North America	$51,366	$7,400	(b)	$58,766
Europe	7,558	-		7,558

Total consolidated segment operating income	58,924	7,400		66,324

Related party license income	-	-		-
Corporate and other	(16,784)	4,786	(a)	(11,998)

Total operating income	$42,140	$12,186		$54,326

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP YTD Q3 2013	Adjustments		Adjusted YTD Q3 2013
	(In thousands, except share and per share data)
Total net sales	$1,862,753	$-		$1,862,753
Cost of sales	1,193,544	-		1,193,544

Gross profit	669,209	-		669,209
Related party license income	-	-		-
Operating expenses:
Selling and distribution	395,833	-		395,833
General and administrative	139,888	(14,425)	(a)	125,463
Write-down of assets held for sale	7,400	(7,400)	(b)	-

Total operating expenses	543,121	(21,825)		521,296

Operating income	126,088	21,825		147,913
Other (income) expense:
Interest expense	13,920	-		13,920
Other (income) expense, net	(4,265)	3,993	(c)	(272)

Total other (income) expense	9,655	3,993		13,648

Income before income taxes	116,433	17,832		134,265
Income tax expense	36,932	7,393	(d)	44,325

Net income	$79,501	$10,439		$89,940

Earnings per Share, Basic and Diluted:
Basic				$0.52	(j)
Diluted				$0.52	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic				173,035,973
Diluted				174,149,095

	GAAP YTD Q3 2013	Adjustments		Adjusted YTD Q3 2013
	(In thousands)
Income statement amounts by segment:
Total net sales
North America	$1,555,023	$-		$1,555,023
Europe	307,730	-		307,730

Total	$1,862,753	$-		$1,862,753

Operating income
North America	$157,266	$7,400	(b)	$164,666
Europe	22,109	-		22,109

Total consolidated segment operating income	179,375	7,400		186,775

Related party license income	-	-		-
Corporate and other	(53,287)	14,425	(a)	(38,862)

Total operating income	$126,088	$21,825		$147,913

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP QTD Q3 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted QTD Q3 2012
	(In thousands, except share and per share data)
Total net sales	$574,853	$6,561	(e)	$581,414	$(644)	(i)	$580,770
Cost of sales	370,215	3,421	(e)	373,636	(4,533)	(i)	369,103

Gross profit	204,638	3,140		207,778	3,889		211,667
Related party license income	10,727	(10,727)	(f)	-	-		-
Operating expenses:
Selling and distribution	125,551	-		125,551	(434)	(i)	125,117
General and administrative	46,456	(5,545)	(g)	40,911	(144)	(a)	40,767

Total operating expenses	172,007	(5,545)		166,462	(578)		165,884

Operating income	43,358	(2,042)		41,316	4,467		45,783
Other expense:
Interest expense	990	5,010	(h)	6,000	-		6,000
Other expense, net	97	-		97	-		97

Total other expense	1,087	5,010		6,097	-		6,097

Income before income taxes	42,271	(7,052)		35,219	4,467		39,686
Income tax expense	15,979	(2,469)	(d)	13,510	(1,417)	(d)	12,093

Net income	$26,292	$(4,583)		$21,709	$5,884		$27,593

Earnings per Share, Basic and Diluted:
Basic							$0.16	(j)
Diluted							$0.16	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

	GAAP QTD Q3 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted QTD Q3 2012
	(In thousands)
Segment information
Total net sales
North America	$486,899	$6,561	(e)	$493,460	$(644)	(i)	$492,816
Europe	87,954	-		87,954	-		87,954

Total	$574,853	$6,561		$581,414	$(644)		$580,770

Operating income
North America	$44,986	$3,140	(e)	$48,126	$4,323	(i)	$52,449
Europe	6,166	-		6,166	-		6,166

Total consolidated segment operating income	51,152	3,140		54,292	4,323		58,615

Related party license income	10,727	(10,727)	(f)	-	-		-
Corporate and other	(18,521)	5,545	(g)	(12,976)	144	(a)	(12,832)

Total operating income	$43,358	$(2,042)		$41,316	$4,467		$45,783

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP YTD Q3 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted YTD Q3 2012
	(In thousands, except share and per share data)
Total net sales	$1,681,327	$17,488	(e)	$1,698,815	$(2,749)	(i)	$1,696,066
Cost of sales	1,089,098	7,861	(e)	1,096,959	(14,102)	(i)	1,082,857

Gross profit	592,229	9,627		601,856	11,353		613,209
Related party license income	32,043	(32,043)	(f)	-	-		-
Operating expenses:
Selling and distribution	368,408	-		368,408	(1,474)	(i)	366,934
General and administrative	121,435	(4,633)	(g)	116,802	4,522	(a)	121,324

Total operating expenses	489,843	(4,633)		485,210	3,048		488,258

Operating income	134,429	(17,783)		116,646	8,305		124,951
Other expense:
Interest expense	3,600	14,400	(h)	18,000	-		18,000
Other expense, net	780	-		780	-		780

Total other expense	4,380	14,400		18,780	-		18,780

Income before income taxes	130,049	(32,183)		97,866	8,305		106,171
Income tax expense	46,066	(11,264)	(d)	34,802	(1,394)	(d)	33,408

Net income	$83,983	$(20,919)		$63,064	$9,699		$72,763

Earnings per Share, Basic and Diluted:
Basic							$0.42	(j)
Diluted							$0.42	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

	GAAP YTD Q3 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted YTD Q3 2012
Income statement amounts by segment:		(In thousands)
Total net sales
North America	$1,408,370	$17,488	(e)	$1,425,858	$(2,749)	(i)	$1,423,109
Europe	272,957	-		272,957	-		272,957

Total	$1,681,327	$17,488		$1,698,815	$(2,749)		$1,696,066

Operating income
North America	$127,805	$9,627	(e)	$137,432	$12,827	(i)	$150,259
Europe	16,856	-		16,856	-		16,856

Total consolidated segment operating income	144,661	9,627		154,288	12,827		167,115

Related party license income	32,043	(32,043)	(f)	-	-		-
Corporate and other	(42,275)	4,633	(g)	(37,642)	(4,522)	(a)	(42,164)

Total operating income	$134,429	$(17,783)		$116,646	$8,305		$124,951

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	Elimination of the historical corporate costs allocated to us by Dean Foods.
•	$10.5 million for the three months ended September 30, 2012.
•	$30.3 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

ii.	Elimination of the non-cash impact on stock compensation expense for the IPO grants.
•	$2.5 million for the three months ended September 30, 2013.
•	$7.1 million for the nine months ended September 30, 2013.
•	$2.5 million for the three months ended September 30, 2012.
•	$7.4 million for the nine months ended September 30, 2012.

iii.	The inclusion of estimated stand-alone public company costs, including the costs of corporate services currently provided by Dean Foods.
•	$12.9 million for the three months ended September 30, 2012.
•	$42.2 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

iv.	Elimination of other non-recurring transition costs.
•	$1.5 million for the three months ended September 30, 2013.
•	$5.9 million for the nine months ended September 30, 2013.
•	$nil million in all other periods.

v.	Elimination of non-recurring transaction costs related to the July 2013 Dean Foods offering of our shares.
•	$0.8 million for the three months ended September 30, 2013.
•	$1.4 million for the nine months ended September 30, 2013.
•	$nil million in all other periods.

(b)	The adjustment reflects elimination of the write-down of Idaho farm assets to fair market value in assets held for sale.
•	$7.4 million for the three months ended September 30, 2013.
•	$7.4 million for the nine months ended September 30, 2013.
•	$nil million in all other periods.

(c)	The adjustment reflects elimination of the (income) expense related to the mark-to-market adjustment on our interest rate swaps.
•	$4.2 million for the three months ended September 30, 2013.
•	$(4.0) million for the nine months ended September 30, 2013.
•	$nil million in all other periods.

(d)	The adjustment reflects:

i.	Applying the 35% U.S. federal statutory rate to the pro forma adjustments in the 2012 periods.

ii.	The income tax expense required to adjust the U.S. GAAP effective rate to the estimated effective rate on all adjustments in the pro forma adjustments, the additional adjustments, and the adjustments columns for all periods.

(e)	The adjustment reflects:

i.	An agreement with two wholly-owned Dean Foods subsidiaries, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement is an estimated increase in total net sales and an estimated increase in cost of sales for the following periods:
•	$6.6 million and $2.8 million for the three months ended September 30, 2012.
•	$17.5 million and $6.3 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

ii.	Manufacturing agreements with (1) Morningstar pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf and (2) Suiza Dairy and Dean Dairy pursuant to which they continue manufacturing WhiteWave fresh organic milk products on our behalf. The agreements modify our historical intercompany arrangements and reflect new pricing. The net effect of the agreements is an estimated increase in cost of sales for the following periods:
•	$0.6 million for the three months ended September 30, 2012.
•	$1.6 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

(f)	The adjustment reflects the elimination of license income associated with our intellectual property license agreement with Morningstar. In connection with our initial public offering, this agreement was terminated and we transferred the intellectual property subject to this license agreement to Morningstar. The effect of this agreement is to eliminate the related party license income for all periods presented.

(g)	The adjustment reflects:

i.	The recurring impact on stock compensation expense for grants to the Company’s Named Executive Officers and other executives made in connection with our initial public offering (the “IPO grants”).
•	$2.5 million for the three months ended September 30, 2012.
•	$7.4 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

ii.	Elimination of non-recurring transaction costs we incurred in connection with our initial public offering.
•	$8.0 million for the three months ended September 30, 2012.
•	$12.0 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

(h)	The adjustment reflects:

i.	Elimination of the interest expense related to our historical indebtedness.
•	$3.0 million for the three months ended September 30, 2012.
•	$9.6 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

ii.	Expected interest expense and the amortization of deferred financing costs on our new borrowings under the revolving credit facility and term loan facilities.
•	$6.0 million for the three months ended September 30, 2012.
•	$18.3 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

iii.	Elimination of interest income associated with our loan agreement with Morningstar related to the license income under the intellectual property license agreement.
•	$2.0 million for the three months ended September 30, 2012.
•	$5.7 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

(i)	The adjustment reflects:

i.	A transitional sales agreement with Morningstar pursuant to which Morningstar will transfer back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is an estimated increase in total net sales for the following periods:
•	$6.1 million for the three months ended September 30, 2012.
•	$19.0 million for the nine months ended September 30, 2012
•	$nil million in all other periods.

ii.	A transitional sales agreement with Morningstar pursuant to which we will transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. The net effect of the agreement is a decrease in total net sales, a decrease in cost of sales, and a decrease in selling and distribution expense for the following periods:
•	$6.7 million, $4.5 million, and $0.4 million for the three months ended September 30, 2012.
•	$21.7 million, $14.1 million, and $1.5 million for the nine months ended September 30, 2012.
•	$nil million in all other periods.

(j)	For 2012 periods presented, the number of shares used to compute basic earnings per share is 173,000,000, which is comprised of 23,000,000 shares of Class A common stock (the number of shares outstanding upon completion of our initial public offering) and 150,000,000 shares of Class B common stock. The number of shares used to compute diluted earnings per share includes the dilutive impact of stock options and RSUs.

On May 23, 2013, Dean Foods distributed to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding. For 2013 quarter-to-date, the number of shares used to compute basic earnings per share is 173,097,361, which is comprised of 109,612,955 shares of Class A common stock and 63,484,406 shares of Class B common stock on a weighted average basis. For 2013 year-to-date, the number of shares used to compute basic earnings per share is 173,035,973, which is comprised of 63,917,983 shares of Class A common stock and 109,117,990 shares of Class B common stock on a weighted average basis. The number of shares used to compute diluted earnings per share includes the dilutive impact of stock options and RSUs.